QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.50

DATED as of JANUARY 28, 2002

EMPLOYMENT AGREEMENT

METROMEDIA INTERNATIONAL GROUP, INC.

AND

MARK S. HAUF

DATED AS OF JANUARY 28, 2002

PARTIES
(1)	Metromedia International Group, Inc., a Delaware corporation with an office at 505 Park Avenue, 21st floor, New York, NY 10022, U.S.A. (the Company"); and
(2)	Mark Hauf of 1616 N. Hudson Avenue, #11, Chicago, IL 60614 (the "Employee").
INTERPRETATION
(1)	In this Agreement, unless the context otherwise requires, the following terms shall have the meanings set out below:
	the Appointment	the employment of the Employee pursuant to this Agreement;
	the Board	the board of directors of the Company for the time being (including any committee of the Board);
	Change of Control	the occurrence of any of the following events:

(A) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the voting power of the then outstanding securities of the Company;

(B) (i) the merger or consolidation of the Company with another corporation where the shareholders of the Company, as the case may be, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 50% or more of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), or where the members of the Board, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving corporation, (ii) the sale or other disposition of all or substantially all of the assets of the Company (other than to a wholly owned subsidiary), or (iii) a liquidation or dissolution of the Company; or

(C) after the date of this Agreement, directors are elected such that a majority of the members of the Board of Directors of the Company shall have been members of the Board of Directors of the Company for less than 24 months, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.
	the Commencement Date	January 28, 2002;
	Designated Company	shall have the meaning given in Section 1.3;

	Documents	documents, disks, memory, notebooks, tapes or any other medium, whether or not eye-readable, on which information may from time to time be recorded;
Group Company
the Company and any company which directly or indirectly controls, is controlled by, or is under common control with the Company, including without limitation MITI, PLD Telekom Inc. and any of their respective affiliates or subsidiaries;
	Home Country	United States;
Key Employee
any individual who is (or was in the 12 months period prior to the Termination Date) employed in either (a) an executive or management capacity; or (b) a capacity in which he or she has access to or obtained Confidential Information, but (for the avoidance of doubt) not including any employee whose duties are purely administrative or clerical or who is employed in a support capacity;
	MITI	Metromedia International Telecommunications, Inc.
Permitted Interest
an interest in (i) any class of shares or other securities of any company which are traded on a recognized stock exchange which amounts to not more than five percent of such class of issued shares or securities or (ii) any regulated mutual fund or authorized unit trust;
	Place of Employment	shall have the meaning given in Section 1.2;
	Pre-Termination Period	the period of six months immediately preceding the Termination Date;
	Supervisor	the President and CEO of MMG; and
	Termination Date	the date of termination or expiration of the Appointment howsoever occurring.
(2)	The expressions "subsidiary" and "affiliate" have the meanings given to them under the law of the State of New York.
(3)
References to any legislation are to be construed as referring also to any enactment or re-enactment thereof (whether before or after the date hereof), and to any previous enactment which such enactment has replaced (with or without amendment provided that the amendment does not change the law as at the date hereof) and to any regulation or order made thereunder.
OPERATIVE PROVISIONS
1	Title, Job Description, etc.
1.1
The Company shall employ the Employee and the Employee shall serve the Company as Chief Operating Officer of MITI and as Chief Executive Officer of Metromedia China Corporation and in such other capacities as shall be agreed between the Employee and his Supervisor from time to time.
1.2
The Employee shall be principally based at such locale as shall be agreed between the Employee and the Company ("Place of Employment"), but shall be required to attend and work at any location (whether within or outside the Commonwealth of Independent States, the United States or the United Kingdom) on a temporary basis as reasonably required of him from time to time. The Company may change the Place of Employment from time to time, subject to the Employee agreeing thereto. In the event of any change in location of the Place of Employment, the Company may require the Employee or Employee may require the Company to enter into an agreement, setting forth any additional terms, arrangements and remuneration applicable in connection with the relocation.

1.3
The Company may require the Employee, subject to the Employee agreeing thereto, to perform services for or be seconded to any Group Company or other company wherever situated (a "Designated Company"), with or without further fees or remuneration, and in such connection to enter into a separate agreement(s) with such Designated Company for such purposes. Employee's refusal to agree to such assignment or secondment shall not be grounds for termination of this agreement under any provisions of section 9 hereto. In the event that the Company so requires, any duties or obligations which the Employee may have to the Company under this Agreement will be deemed to extend to such Designated Company and all references in this Agreement to the Company shall be deemed, unless the context clearly requires otherwise, to include a reference to such Designated Company. In the event of a secondment, the Company may require the Employee or Employee may require the Company to enter into an agreement, setting forth any additional terms, arrangements and remuneration applicable in connection with the secondment.
1.4
The hours of work of the Employee are not fixed but are the usual working hours at the location at which the Employee is principally based or, if applicable, at which he may be working and such additional hours as may be necessary to enable him properly to discharge his duties.
1.5
The terms of the Appointment shall include, and the Employee shall be bound by and entitled to the benefits of the MITI Employee Handbook and the MITI Corporate Policies Handbook, as they may be amended or supplemented from time to time, except to the extent inconsistent with this Agreement or any relocation or secondment agreement. In the event that the Place of Employment is not the Home Country, the terms of the Appointment shall include, and the Employee shall be bound by and entitled to the benefits of the MITI International Relocation Policy, as it may be amended or supplemented from time to time, except to the extent inconsistent with this Agreement or any relocation or secondment agreement. In the event of any conflict or inconsistency between any relocation or secondment agreement and this Agreement, the terms of such relocation or secondment agreement shall govern, and, in the event of any inconsistency between (i) the terms of such Employee Handbook, Corporate Policies or International Relocation Policy and (ii) this Agreement or any relocation or secondment agreement, the terms of the applicable agreement in (ii) shall govern.
1.6
The Employee represents and warrants that he is not a party to any agreement, contract (whether of employment or otherwise) or understanding which would in any way restrict or prohibit the Employee from undertaking the Appointment or performing any of his duties in accordance with this Agreement.

2	Period of Engagement
2.1
The Appointment shall commence on the Commencement Date and will continue until January 27, 2004, unless earlier terminated: (i) by the Employee giving to the Company not less than six months' notice in writing; (ii) by the Company at any time by giving not less than one month's written notice thereof, provided that in such event the Company shall pay the Employee upon the expiration of such notice, an amount equal to the Employee's annual salary and benefits as of such date; or (iii) pursuant to the provisions of Section 9 hereof. Upon the Appointment terminating for any reason, any secondment or assignment under Sections 1.2 or 1.3 will automatically terminate.
2.2
In addition, the Employee may terminate this Agreement by giving to the Company not less than one month's notice in writing to that effect in the case of a Change of Control shall have occurred. In the event of a termination pursuant to this Section 2.2, the Company shall pay the Employee upon the expiration of such notice, an amount equal to the Employee's annual salary and benefits as of such date.
2.3
Neither the Company nor any other Group Company shall be obliged to provide work for the Employee at any time after notice of termination of the Appointment shall have been given by (i) either party pursuant to Section 2.1(i) or (ii) the Company pursuant to Section 9, and, in the event such notice is given, the Company may, in its discretion, take any one or more of the following steps:
	(a)	require the Employee to comply with such conditions as it may specify in relation to attending at, or remaining away from, the place(s) of business of the Company or any other Group Company;
	(b)	assign the Employee to other duties; or
	(c)	withdraw any powers vested in, or duties assigned to, the Employee.
3	Duties
3.1	During the term of the Appointment, the Employee shall have the following duties and obligations:
	(a)	to serve the Company and other Group Companies by performing such services and carrying out such duties as may be assigned to him from time to time by his Supervisor;
(b)
to use his best endeavors at all times to promote the interests and welfare and maintain the goodwill of the Company and other Group Companies as he reasonably understands these matters or has been explicitly so instructed by his Supervisor, but at no time shall Employee be required to act in a fashion which he believes is unlawful or otherwise damaging to his personal standing or reputation; and not to do, and to exercise all reasonable endeavors to prevent there being done, anything which may be prejudicial or detrimental to the interests of the Company or any other Group Company as he reasonably understands those interests;
	(c)	to faithfully and diligently perform his duties and to exercise and carry out such powers and functions as may from time to time be vested in him;
(d)
to devote the whole of his time and attention and the full benefit of his knowledge, expertise and skills to the proper performance of his duties (unless on holiday as permitted by this Agreement or prevented by ill health or accident);

(e)
to give (in writing if so requested) to his Supervisor or such other person(s) as may be notified to him, such reports, information and explanations regarding (i) the affairs of the Company and/or any other Group Company, or (ii) other matters relating to the Appointment as may be usual or may be specifically required of him; and
(f)
to comply with (i) any applicable Company policy relating to dealings in securities of the Company or any other Group Company, (ii) all applicable rules and regulations from time to time laid down by the Company concerning its employees generally, and (iii) all lawful directions given to him from time to time.
3.2
Subject to the provisions of Section 3.1, the Employee shall have such powers and responsibilities in conducting the business of the Company and/or any other Group Company in the ordinary course as may from time to time be delegated to the Employee. These powers and responsibilities may be changed or withdrawn from time to time.
4	Salary, Benefits and Expenses
4.1
The Company shall pay the Employee for the proper performance of his duties under this Agreement a monthly salary of $37,500 (or $450,000 on an annualized basis) (the "Salary"). Any salary or other compensation that the Employee receives from any Designated Company in relation to a secondment will, unless otherwise specifically agreed otherwise with the Employee at the time, be offset against the Salary receivable under this Agreement, thereby reducing the Salary payable wider this Agreement by the amount received from the Designated Company
4.2	The Salary will:
	(a)	accrue from day to day and be payable by equal monthly installments in arrears by not later than the last working day of each month,
(b)
be payable in lieu of any other fees or remuneration, except payments made pursuant to the MITI International Relocation Policy or any Agreement on relocation or secondment, of any description which the Employee might be entitled to (or may in fact) receive from the Company or, any other Group Company or any other company or association in which the Employee holds office as a nominee or representative of the Company or any Group Company (and the Employee shall, at the discretion of the Board, either waive his right to any such fees or remuneration or deliver the same to the Company forthwith upon receipt);
	(c)	be paid by credit transfer to the account nominated by the Employee from time to time; and
(d)
be subject to set-off by the Company from time to time in respect of any liability of the Employee to the Company or any other Group Company, provided Employee is given notice in advance of such off-set and ample time to remedy the liability by other means.
4.3	In addition to the Salary payable to the Employee, the Employee will be eligible for an annual bonus, based on the MITI group bonus plan, as it may exist or be amended from time to time.
4.4
The Employee shall be responsible for the payment of all taxes payable in respect of the amounts paid to him under this Agreement. All payments to the Employee hereunder and under any agreement entered into pursuant to Sections 1.2 and 1.3 shall be subject to deduction for withholding taxes or other items required to be deducted by an employer pursuant to the laws of the country of which the Employee is a citizen or resident and/or in which he is rendering services, as applicable. The Employee hereby consents to the making of all such deductions and agrees to repay to the Company and/or any other Group Company as applicable, promptly upon demand any amount which the Company or such other Group Company, as the case may be, failed for any reason whatsoever to deduct from any payment made to the Employee.

4.5
The Employee shall use a Company-designated tax preparation agent for the preparation and filing of his tax returns in all applicable jurisdictions in relation to the amounts paid to him under this Agreement and any agreement entered into pursuant to Sections 1.2 and 1.3. The Company will pay for the fees charged by its designated agent in providing these services. The Employee hereby consents to the provision to the Company of copies of his tax returns and related worksheets from the tax preparation agent and the Employee will provide such evidence as may be required by the Company to evidence the payment of all applicable tax liabilities.
4.6
Any benefits which may from time to time be provided to the Employee or his family which are not expressly referred to in this Agreement or, by their reference herein, in the MITI Employee Handbook, The MITI Corporate Policies, the MITI International Relocation Policy and any Agreement on relocation or secondment as of the Commencement Date shall be provided on a discretionary basis only and, unless specifically agreed in writing, shall not form part of the Employee's terms and conditions of employment, and may be changed or discontinued at any time.
5	Holiday

In addition to the usual public and bank holidays in the country in which he is working, the Employee shall be entitled to 25 working days' paid holiday per year, subject to the provisions of (a) Section 3.2 (Vacation) of the MITI Employee Handbook or (b) if the Employee is assigned or seconded to a country which is other than the Home Country, Section 5.7 (Vacation Leave) of the International Relocation Policy, which set forth, among other things, the calculation of those days and the procedure to be followed in taking them.
6	Restrictions upon Other Activities
6.1
The Employee shall not (a) during the Appointment carry on or be concerned, engaged or interested directly or indirectly (whether as principal, shareholder, partner, financier, employee, consultant, director, officer, agent or otherwise) in any trade or business other than that of the Company or any other Group Company, and shall not engage in any other activity which the Company reasonably considers may impair his ability to perform his duties under this Agreement; and (b) for a period of the greater of (i) three months following the Termination Date and (ii) any period during which the Employee receives remuneration hereunder following the Termination Date, carry on or be concerned, engaged or interested directly or indirectly (whether as principal, shareholder, partner, financier, employee, consultant, director, officer, agent or otherwise) in any trade or business which is in competition with the business of the Company or any other Group Company carried on at the Termination Date in any country in which the Company or such Group Company (or any entity in which such Group Company has a greater than 10% economic interest) operates; provided that the foregoing shall not apply to the holding of a Permitted Interest.
6.2
The Employee shall not during the Appointment and for a period of six months thereafter (except in a purely social capacity, for the legitimate business interests of his then-current employer or with the prior written consent of the Board) make any contact, whether formal or informal, written or oral, with any past, current or prospective suppliers, customers or clients of the Company or any other Group Company with whom the Employee has had business dealings at any time during the Appointment, wherein the purpose or effect of such contact is to explore, arrange or further the interests of any business endeavor that is or would be in competition with the Company or any Group Company.

6.3	The Employee shall not during the Appointment and for a period of six months thereafter either on his own behalf or on behalf of any person, firm or company:
(a)
solicit, approach or deal with, offer goods or services to, accept custom from, or entice away, any person, firm or company who was a client or customer of the Company or any other Group Company during the Appointment, and with whom the Employee has been actively engaged or involved by virtue of his duties hereunder during the Pre-Termination Period; or
(b)
solicit, approach or deal with, or offer goods or services to, or entice away from the Company or any other Group Company, or interfere with any person, firm or company who was a supplier, sales agent or distributor of the Company or such other Group Company during the Appointment and in each case with whom the Employee has been actively engaged or involved by virtue of his duties hereunder during the Pre-Termination Period;

provided that nothing contained in sub-sections (a) and (b) above shall prohibit the Employee from carrying out any activities which are not in competition with any part of the business of any Group Company with which the Employee was involved in during the Pre-Termination Period.
6.4	The Employee shall not during the Appointment and for a period of six months thereafter either on his own behalf or on behalf of any person, firm or company:
(a)
approach, solicit, hire or endeavor to entice away from the Company or any other Group Company any Key Employee of the Company or such Group Company, or discourage from being employed by the Company or such Group Company any person who, to the knowledge of the Employee, is a prospective Key Employee of the Company or such Group Company; or
(b) employ or procure another person to employ any such person.
6.5
The restrictions set out in this Section 6 are without prejudice to any other fiduciary duties owed to the Company or any other Group Company, whether express or implied. The Employee acknowledges that the covenants and undertakings in this Section 6 are made for the benefit of the Company and all other Group Companies, and each of them shall be considered to be a third party beneficiary of such covenants and undertakings and, in the event of any breach thereof in relation to any such company, the applicable Group Company shall be entitled to enforce such breached covenant or undertaking directly against the Employee.
6.6
The Employee (who acknowledges that, in the course of the Appointment, he is likely to have dealings with the clients, customers, suppliers and other contacts of the Company and the other Group Companies) agrees that each of the restrictions in this Section 6 is separate and distinct, is to be construed separately from the other restrictions, and is reasonable as regards its duration, extent and application for the legitimate business interests of the Company and the other Group Companies. However, in the event that any such restriction shall be found to be void or unenforceable but would be valid and enforceable if some part or parts of it were deleted or revised, the Employee agrees that such restriction shall apply with such deletions and/or revisions as may be necessary to make it valid and effective.
7	Employee Conduct

The Employee hereby acknowledges that he has received, read and understands, and agrees to comply in all respects with the Metromedia International Telecommunications Employee Handbook and the Metromedia International Telecommunications, Inc. Corporate Policies Handbook, and the policies and procedures set forth therein, as they may be amended and supplemented from time to time.
8	Remedies

The Employee expressly acknowledges that the remedy at law for any breach of Sections 6 and 7 may be inadequate and that upon any breach or threatened breach, the Company or any other Group Company affected by such breach shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, in equity or otherwise, and to enforce the specific performance of the Employee's obligations under those provisions without the necessity of proving the actual damage or the inadequacy of a legal remedy. The rights conferred by the preceding sentence shall not be exclusive of, but shall be in addition to, any other rights or remedies which such company may have at law, in equity or otherwise.

9	Termination
9.1
The Company may at any time terminate the Appointment with immediate effect (or any such longer period of notice as the Company shall see fit) by giving the Employee written notice in any of the following events:
(a)
If the Employee at the time the notice is given is prevented by reason of Incapacity from appearing at his customary place of work and/or fully and properly performing his duties, and has been so prevented for at least a continuous period of 180 days or for an aggregate period of at least 180 days (whether or not, in either case, working days) in the preceding twelve months.
	(b)	If the Employee shall have:
		(i)	committed an act of fraud or dishonesty or has been convicted of a serious crime (whether or not in any such case connected with the Appointment);
(ii)
committed any material breach of, or, after having been given warning in writing, any repeated or continued breaches of, any of his duties hereunder or any of his express or implied obligations arising from the Appointment, including refusing to comply with any proper and lawful instructions given to him;
		(iii)	been guilty of conduct himself or knowingly permitted or suffered to occur events or actions by others that bring the Company or any other Group Company into disrepute;
		(iv)	committed any act which materially and adversely affects his ability properly to carry out his material duties hereunder;
		(v)	failed, after having been given warning in writing and an opportunity to cure, to have performed the material part of his duties to the satisfaction of his Supervisor;
		(vi)	become bankrupt, claimed the benefit of any legislation for the time being in force for the relief of insolvent debtors, or proposed or made any arrangement or composition with his creditors.
9.2	Upon termination of the Appointment however arising:
(a)
The Employee shall immediately upon the request of the Board (i) resign from all offices held by him in the Company or any other Group Company and from all other appointments or offices which he holds as nominee or representative of the Company or any other Group Company and, (ii) terminate any powers of attorney, signatory powers or other authorizations which he may have received from the Company or any other Group Company, and, if he fails so to do, the Company is irrevocably authorized by the Employee to appoint some person in his name and on his behalf to execute such documents and to do such other things as are reasonably necessary to give effect to such resignations and terminations.
(b)
The Employee (or, if he shall be dead, of unsound mind or bankrupt, his personal representatives or such other persons as shall be appointed to administer his estate and affairs) shall deliver to the Company in accordance with the directions of the Board all computers, cell phones and other equipment belonging to the Company or any other Group Company, and all keys, security passes, credit cards, Documents and other property belonging to or relating to the businesses or affairs of the Company or any other Group Company, including all copies of all Documents containing Confidential Information (and all copies, extracts or notes of any of the same) which may be in his possession or under his control (or that of his personal representatives or such other persons).
	(c)	The Employee shall cooperate to the extent requested by the Board in the transfer of his duties and responsibilities to the person designated as his successor.
	(d)	All benefits of whatever nature due to the Employee from the Company or any other Group Company shall cease with immediate effect as of such termination.

(e)
Except if the Appointment is terminated pursuant to Section 9(l)(b), in which event there shall be no entitlement to any bonus, any bonus payable to the Employee pursuant to Section 4.3 hereof shall be pro rated over the number of months actually worked by the Employee during the year for which the bonus is payable, and the Employee shall receive only that portion of the bonus which relates to the portion of the year in which he worked, and his right to receive any bonus shall in all events be subject to the terms and conditions of the applicable bonus arrangement.
	(f)	The Employee shall have no separate entitlement to any severance or similar payment in respect of the termination of his employment, however arising, except as set forth herein.
9.3		The Employee shall have no claim against the Company or any other Group Company:
(a)
by reason of the merger, consolidation, continuation, dissolution or liquidation of the Company, or the sale of all or substantially all of the assets of the Company, provided that the Employee shall have first been offered in writing a new appointment with the successor or surviving company (or, in the case of a Designated Company, with the Company or any other Group Company) on terms no less favorable to him than under this Agreement, except that Employee shall have the right to refuse such offer, in which event the provisions of section 2.2 herein shall apply; or
(b)
in relation to any provision of the charter or other constituent documents of any Group Company, or any agreement, plan or arrangement, which (i) has the effect of requiring the Employee, upon termination of this Agreement, to sell or, give up any shares, securities, options or rights at any price, or (ii) causes any options or other rights granted to him to become prematurely exercisable or lapse upon termination of this Agreement.
9.4
Upon a termination pursuant to Section 2.1(i) hereof, the Company may, in its discretion, pay the Employee in lieu of all or any unexpired period of notice a sum equal to the Salary only which the Employee would have received in such period whereupon this Agreement shall terminate with immediate effect.
9.5
The Board of the Company may at any time suspend the Employee pending the making and completion of such investigation regarding the conduct of the Employee as it thinks fit. While the suspension continues, unless specifically otherwise provided in this Agreement, the Employee shall continue to receive the Salary and other benefits set out in this Agreement. During the period of suspension, neither the Company nor any other Group Company shall be obliged to provide work to the Employee and the Employee shall be required to comply with such conditions as the Company may specify in relation to attending at or remaining away from the places of business of the Company and/or any other Group Company. Nothing in this Section 9.5 shall be deemed to prevent the Appointment from being terminated pursuant to the terms of this Agreement during or after any such investigation, whether on the grounds of the matter being investigated or otherwise.
10	Notices
Notices by either party:
(a)
must be in writing addressed to the Company or the Employee at their respective addresses set out at the commencement of this Agreement, or such other address as either may notify to the other from time to time; and
	(b)	will be effectively served:
(i)
on the day of receipt, where any hand-delivered letter (including any delivery by recognized overnight courier) or facsimile transmission is received on a business day before or during normal working hours;
(ii)
on the following business day, where any hand-delivered letter (including any delivery by recognized overnight courier) or facsimile transmission is received either on a business day after normal working hours or on any other day; or
(iii) on the fifth business day following the day of mailing to an overseas address of any letter sent registered or certified mail.

11	General
11.1
This Agreement, which contains all the terms of the Appointment, is in substitution for all contracts between the Company and any other Group Company and the Employee (whether written, oral or governed by a course of dealings) prior to the date hereof, each of which shall be deemed to have terminated with effect from the Commencement Date.
11.2
Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, and the part the whole, and (b) references to one gender include all other genders.
11.3
The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect.
11.4
The waiver, express or implied, by either party of any right under this Agreement or any breach by the other shall not constitute or be deemed a waiver of any other right or breach under this Agreement or of the same right or breach on another occasion.
11.5	No amendment, change or addition to the terms of this Agreement shall be effective or binding on either Party unless reduced to writing and executed by both Parties.
11.6
The Employee undertakes not to disclose or communicate any terms of the Appointment to any other employee of any Group Company or to any third party (other than for the purpose of obtaining professional advice or other than as required by applicable law, including the securities laws and regulations of the United States).
11.7	Any provision of this Agreement, which contemplates or is capable of operation after the termination of the Appointment shall apply notwithstanding termination of the Appointment howsoever arising.
11.8
If any provision of this Agreement or application thereof to anyone under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision in any jurisdiction.
11.9
This Agreement is governed by and is to be construed in accordance with the laws of the State of New York, U.S.A., without regard to the conflicts of laws principles thereof, and the parties hereby submit to the non-exclusive jurisdiction of the courts of and in the State of New York.
11.10
In order to keep and maintain accurate records relating to the Employee's employment, it will be necessary for the Company to record, keep and process personal data relating to the Employee. This data may be recorded, kept and processed on computer and/or in hard copy form. To the extent that it is reasonably necessary in connection with the Employee's employment and the performance of the Company's responsibilities as an employer, it may be necessary for the Company to disclose this data to others.

By signing this Agreement, the Employee consents to the recording, processing, use, disclosure, and transfer by the Company of personal data relating to him. This does not affect the Employee's rights to request copies of the personal data of which are the data subject, information about how that data is processed and the parties to whom the information may be properly disclosed by law.
For all purposes required by law, the Company has nominated the chief legal officer of MITI as its representative.

IN WITNESS WHEREOF the Parties have executed this Employment Agreement.

Attest:	METROMEDIA INTERNATIONAL TELECOMMUNICATIONS SERVICES, INC.
	By:	/s/ C. BRAZELL
Witness:
Name:	/s/ M.S. HAUF Name: MARK S. HAUF

METROMEDIA INTERNATIONAL
TELECOMMUNICATIONS SERVICES, INC.
505 Park Avenue
21st Floor
New York, New York 10022

January 28, 2002

Mark S. Hauf
1616 North Hudson Avenue, #11
Chicago, IL 60614

Dear Mark:

        I am writing to confirm on behalf of the Board of Directors of Metromedia International Group, Inc. (the "Company") that it has decided to assign you to the Company's offices in Vienna, Austria or such other location as the Company may choose to locate its European headquarters functions. The terms and conditions of your Employment Agreement dated as of January 28, 2002 with the Company (the "Employment Agreement") continue to apply and in addition, the further terms applicable to this assignment (the "Assignment") are set out below.

1        Location and Duration

  You will be assigned to Vienna, Austria or other European headquarters location in connection with your management of the operating businesses of the Group Companies (as defined in the Employment Agreement) in Europe and, the former Soviet Union countries. For the purpose of your management of the Group Companies in China, you will continue to maintain your position as Chief Representative of Metromedia China Corporation in Beijing. The initial job description for the position is attached as Appendix I to this letter. The Company currently expects the duration of the Assignment to be the term of the Employment Agreement.

2        Expatriation benefits

2.1
The Company will provide you with Relocation Benefits as set forth in the Relocation Policy of Metromedia International Telecommunications, Inc. ("MITI"), as the same may be amended or supplemented from time to time. You acknowledge that you have received, read and understand, and agree to comply in all respects with, the Relocation Policy and the policies and procedures set forth therein, as they may be amended and supplemented from time to time. You further acknowledge that the Relocation Benefits set forth in the Relocation Policy are subject to change at any time.

2.2
For the duration of the assignment described in section 1, you will receive a living allowance of $4,166.67 per month, in addition to the Relocation Benefits described in the Relocation Policy.

2.3
The Company will provide, at its expense, a car and driver for your and your family's use while you are stationed abroad.

2.4
Upon termination of the Assignment, you will be eligible for the repatriation benefits described in Section 6 of the Relocation Policy.

3        Taxation

        As specified in the Employment Agreement, you are responsible for the payment of all taxes payable in respect of all amounts paid to you under the Employment Agreement and this Assignment Letter.

4        Duration and Termination

4.1
While the Company currently expects the Assignment to be for the term of the Employment Agreement, the Company reserves the right to terminate the Assignment at any time. If the Assignment is terminated, you will be given written notice effective immediately or upon such later date as the Company may specify.

4.2
If your employment under your Employment Agreement with the Company is terminated for any reason whatsoever, the Assignment will automatically terminate.

4.3
In the event that the Assignment is terminated, with the exception of the repatriation benefits described in Section 6 of the Relocation Policy, all Relocation Benefits referred to in Clause 2 (including any right to untaken air tickets) and those provided pursuant to the Relocation Policy will cease.

  Please sign and return the attached copy of this letter to confirm your acceptance of its terms.

Yours sincerely
/s/ C. BRAZELL for and on behalf of Metromedia International Telecommunications Services, Inc.
Received and acknowledged:
/s/ M. S. HAUF Mark S. Hauf
Date: March 27, 2002

APPENDIX I—Job Description

1.
Serve as Chief Operating Officer of Metromedia International Telephony, Inc (MITI). In this capacity undertake to arrange and oversee effective management of the various MITI subsidiaries. Recruit, appoint, organize and supervise personnel charged with management and support of the businesses of the MITI subsidiaries. Develop business plans and operating budgets for the subsidiaries and their supporting units, presenting such plans and budgets for approval at suitable levels within the Company or its Board of Directors. Undertake as needed to assure fulfillment of approved business plans and budgets; making reports on progress to assure transparency of operations and results. Serve as appropriate on the Boards of subsidiary companies so as to promote effective operations and fulfillment of plans by these companies. Undertake as needed to create suitable accounting records and similar reports of results by the subsidiary companies, consistent with financial reporting policies and programs of the Company. Develop and enact policies for conduct of Company personnel charged with management of or participation in the subsidiary companies.

2.
Serve as Chief Executive Officer of Metromedia China Corporation (MCC). In this capacity supervise the development of the Company's business units in China. Develop business plans and operating budgets for these business units. Supervise the General Directors of the business units to the extent required to assure fulfillment of business plans.

3.
Serve as an officer of the Company and, in this capacity, contribute to development of the overall policies and strategies of the Company. Provide the members of the Company executive team with timely information concerning the operations and affairs of the MITI and MCC subsidiary companies. Report as needed to the Company's Board of Directors as to the performance, plans and future strategies of the MITI and MCC subsidiary companies.

QuickLinks

  Exhibit 10.50
DATED as of JANUARY 28, 2002 EMPLOYMENT AGREEMENT METROMEDIA INTERNATIONAL GROUP, INC. AND MARK S. HAUF